Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP

FOUR TIMES SQUARE

NEW YORK 10036-6522

TEL: (212) 735-3000

FAX: (212) 735-2000

www.skadden.com

November 18, 2019

8x8, Inc.

2125 O’Nel Drive

San Jose, California 95131

Re:	8x8, Inc.

Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to 8x8, Inc., a Delaware corporation (the “Company”), in connection with the public offering of $75,000,000 aggregate principal amount of the Company’s 0.50% Convertible Senior Notes due 2024 (the “Notes”) to be issued under the Indenture, dated as of February 19, 2019 (the “Indenture”), between the Company and Wilmington Trust, National Association, as trustee (the “Trustee”).

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)    the registration statement on Form S-3 of the Company relating to the Notes and the common stock, par value $0.001 per share (“Common Stock”), of the Company issuable upon conversion of the Notes (such shares of Common Stock together with the Notes, the “Securities”) in the form to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

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November 18, 2019

(b)    a form of the Underwriting Agreement to be filed as an exhibit to the Registration Statement (the “Underwriting Agreement”), between the Company and Morgan Stanley & Co. LLC (the “Underwriter”), relating to the sale by the Company to the Underwriter of the Securities;

(c)    an executed copy of the Indenture;

(d)    the form of global certificates evidencing the Notes (the “Note Certificates”) in the form attached to the Indenture;

(e)    an executed copy of a certificate of Matthew Zinn, Secretary of the Company, dated the date hereof (the “Secretary’s Certificate”);

(f)    a copy of the Company’s Restated Certificate of Incorporation, as in effect as of January 23, 2019 and the date hereof, certified by the Secretary of State of the State of Delaware as of October 28, 2019, and certified pursuant to the Secretary’s Certificate;

(g)    a copy of the Company’s By-laws, as amended and in effect as of January 23, 2019 and the date hereof, certified pursuant to the Secretary’s Certificate; and

(h)    copies of certain resolutions of the Board of Directors of the Company, adopted on January 23, 2019 and October 24, 2019, certified pursuant to the Secretary’s Certificate.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and others and of public officials, including those in the Secretary’s Certificate and the factual representations and warranties contained in the Underwriting Agreement.

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November 18, 2019

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws, of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined-on Law”).

As used herein, (a) “Transaction Agreements” means the Underwriting Agreement, the Indenture and the Note Certificates and (b) “Organizational Documents” means those documents listed in paragraphs (f) and (g) above.

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that when: (a) the Trustee is qualified to act as Trustee under the Indenture and the Company has filed Form T-1 for the Trustee with the Commission; (b) the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended; (c) the Pricing Committee of the Board of Directors of the Company (the “Pricing Committee”) has taken all necessary corporate action to approve the issuance and terms of the Notes, the terms of the offering thereof and related matters; and (d) the Note Certificates have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture and the Underwriting Agreement approved by the Pricing Committee, upon payment of the consideration therefor provided for therein:

1.    The Note Certificates will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

2.    The shares of Common Stock initially issuable upon conversion of the Notes pursuant to the Indenture (the “Conversion Shares”), when issued upon conversion of the Notes in accordance with the terms of the Indenture, will be validly issued, fully paid and nonassessable and free and clear of any preemptive or similar rights arising under the DGCL or the Company’s Organizational Documents. The resolutions of the Board of Directors of the Company approving the issuance of the Securities state that they have reserved the Conversion Shares for issuance.

The opinions stated herein are subject to the following qualifications:

(a)    the opinions stated herein are limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)    we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)    except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

(d)    we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, exculpation, release or waiver that may be contrary to public policy or violative of federal or state securities laws, rules or regulations;

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(e)    we call to your attention that irrespective of the agreement of the parties to any Transaction Agreement, a court may decline to hear a case on grounds of forum non conveniens or other doctrine limiting the availability of such court as a forum for resolution of disputes; in addition, we call to your attention that we do not express any opinion with respect to the subject matter jurisdiction of the federal courts of the United States of America in any action arising out of or relating to any Transaction Agreement;

(f)    to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in any Transaction Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality; and

(g)    in connection with rendering the opinion set forth in paragraph 2, we draw your attention to Section 630 of the New York Business Corporation Law (the “NYBCL”). Section 630 may impose liability for unpaid debts, wages or salaries owing to employees for services performed by them on the ten largest shareholders of (i) corporations organized under the laws of the State of New York or (ii) corporations organized under the laws of other jurisdictions when the unpaid services were performed in the State of New York. NYBCL § 630 does not apply to a corporation that has shares listed on a national securities exchange or regularly quoted in an over-the-counter market. We have assumed that § 630 of the NYBCL does not presently apply to the Company and that such section will continue to be inapplicable to the Company.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a)    the Company (i) was duly incorporated and was validly existing and in good standing, (ii) had requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Transaction Agreements;

(b)    the Company had the corporate power and authority to execute, deliver and perform all its obligations under each of the Transaction Agreements;

(c)    each of the Transaction Agreements to which the Company had been duly authorized, executed and delivered by all requisite corporate action on the part of the Company;

(d)    neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities: (i) conflicted or will conflict with the

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Organizational Documents, (ii) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (ii) with respect to those agreements or instruments which are listed in Part II of the Registration Statement or in the exhibits to the Company’s Annual Report on Form 10-K), (iii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iv) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iv) with respect to the Opined-on Law); and

(e)    neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance and sale of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the preliminary prospectus, dated November 18, 2019, relating to the offering of the Securities, which forms a part of and is included in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement being filed on the date hereof. This opinion is expressed as of the date hereof unless otherwise expressly stated, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable laws.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP